UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 22, 2007 (October 19, 2007)
CALUMET SPECIALTY PRODUCTS PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51734 (Commission File Number)	37-1516132 (IRS Employer Identification No.)
2780 Waterfront Pkwy E. Drive
Suite 200
Indianapolis, Indiana 46214
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (317) 328-5660
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Purchase of Partnership Interests in Penreco
On October 19, 2007, Calumet Specialty Products Partners, L.P. (“Calumet”) entered into a definitive purchase and sale agreement (the “Purchase Agreement”) with ConocoPhillips Company (“ConocoPhillips”) and M.E. Zukerman Specialty Oil Corporation (“Zukerman”, and collectively, the “Sellers”) to acquire Penreco, a Texas general partnership, which manufactures a wide variety of specialty petroleum products, for an aggregate purchase price of $240 million, subject to customary purchase price adjustments. The foregoing description of the acquisition is not complete and is qualified in its entirety by reference to the text of the Purchase Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Penreco, which had sales of approximately $432 million in 2006, manufactures and markets highly refined products and specialty solvents, including white mineral oils, petrolatums, natural petroleum sulfonates, cable-filling compounds, refrigeration oils, compressor lubricants and gelled products. The acquisition includes plants in Karns City, PA and Dickinson, TX. The transaction is expected to close in the fourth quarter of 2007, subject to customary closing conditions and regulatory approval. There can be no assurance that all of the conditions to closing the acquisition will be satisfied. Calumet has a commitment in place, subject to certain conditions, which would allow Calumet to fully finance the acquisition with borrowings under a secured credit facility. Calumet intends to finance the acquisition with a combination of borrowings under this new credit facility and through the issuance of common units. Calumet’s obligation to close the acquisition is not conditioned on the receipt of financing.
Calumet will enter into a number of long-term supply and other agreements with the Sellers at closing. These agreements include:
•	noncompetition agreements with ConocoPhillips and Zukerman that will restrict, for a period of five years after the close of the acquisition and subject to certain exclusions, ConocoPhillips, Zukerman and any of their respective affiliates from engaging in the business of marketing, manufacturing or distributing certain products worldwide and from employing certain employees of Penreco;

•	a base oil feedstock purchase agreement with ConocoPhillips, under which ConocoPhillips will supply Calumet with a minimum volume of base oil used to produce white mineral oils for approximately three years at pricing based on established market indices less a pricing differential;

•	integrated feedstock purchase agreement and refinery unit operating agreement with ConocoPhillips related to the production and supply to Calumet of specialty solvents at pricing based on established market indices and under which ConocoPhillips must meet minimum supply targets or pay a per gallon fee for the volume shortfall during the first five years of the ten-year term of such agreements; and

•	a hydrodewaxed diesel feedstock purchase agreement with ConocoPhillips, under which ConocoPhillips will supply, for approximately ten years, Calumet with a minimum volume of hydrodewaxed diesel used to manufacture specialty solvents at pricing based on established market indices.
Item 7.01. Regulation FD Disclosure.
On October 22, 2007, Calumet issued a press release announcing the execution of the Purchase Agreement relating to the Penreco acquisition. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.
This press release is being furnished pursuant to General Instruction B.2 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), nor is it subject to the liabilities of that section or deemed incorporated by reference into any filing made by Calumet under the Exchange Act and the Securities Act of 1933.

Item 8.01. Other Events.
Shreveport Expansion Update
The Shreveport refinery expansion project is nearing completion. The project is expected to increase crude oil processing capability from approximately 42,000 barrels per day to approximately 57,000 barrels per day. Several units have been completed and are ready to begin production. Work on the remaining units will continue during the fourth quarter of 2007. While originally scheduled for completion during the fourth quarter of 2007, Calumet now expects production to ramp up during the beginning of the first quarter of 2008. Calumet is also increasing its estimated cost of the project from $200 million to $220 million due to time delays and both higher material and construction labor costs.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

2.1*	Agreement with Respect to the Sale of Partnership Interests in Penreco, a Texas General Partnership, by and among ConocoPhillips Company and M.E. Zukerman Specialty Oil Corporation, as Sellers, and Calumet Specialty Products Partners, L.P., as Purchaser, dated October 19, 2007.

99.1	Press release, dated October 22, 2007.

*	The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Calumet Specialty Products Partners, L.P. will furnish a copy of such schedules to the Securities and Exchange Commission upon request.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. By: CALUMET GP, LLC, its General Partner
By:	/s/ R. Patrick Murray, II
	Name:	R. Patrick Murray, II
	Title:	Vice President, Chief Financial Officer and Secretary

October 22, 2007

EXHIBIT INDEX

EXHIBIT	DESCRIPTION

2.1*	Agreement with Respect to the Sale of Partnership Interests in Penreco, a Texas General Partnership, by and among ConocoPhillips Company and M.E. Zukerman Specialty Oil Corporation, as Sellers, and Calumet Specialty Products Partners, L.P., as Purchaser, dated October 19, 2007.

99.1	Press release, dated October 22, 2007.

*	The schedules to this agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Calumet Specialty Products Partners, L.P. will furnish a copy of such schedules to the Securities and Exchange Commission upon request.